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                                                                   EXHIBIT 23.4

                     Consent of Brand Farrar & Buxbaum LLP

  We hereby consent to the reference to our firm under the heading "Tax Considerations" solely as to U.S. tax matters, and under the heading "Legal Matters," as set forth in the Registration Statement on Form F-1 of Vidatron Entertainment Group, Inc. for the registration of Class B Subordinate Voting Shares, as filed with the United States Securities and Exchange Commission. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations of the United States Securities and Exchange Commission thereunder.

                                          /s/ Brand Farrar & Buxbaum LLP

June 23, 1999
Los Angeles, California